EXHIBIT 99.1

Contact:	Jack Clegg, CEO Bob Zobel, CFO (484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

INFORMATION REGARDING SECOND QUARTER PERFORMANCE

AND INFRASTRUCTURE CHANGES

West Chester, PA, February 28, 2003 — Nobel Learning Communities, Inc. (NASDAQ:NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, provided clarification that the delay in the release of its second quarter earnings and quarterly report on Form 10-Q is solely due to the detailed analyses and complexity of the required SFAS 142 goodwill impairment testing formulae, in light of the understanding required under the Sarbanes-Oxley Act for executive officers to sign certifications of understanding and accuracy. The SFAS 142 review was prompted by the inability of the potential buyer (Socrates Acquisition Corporation) to complete the previously contemplated merger transaction, the expensing of the fees associated with that transaction, and the resultant decline in the Company’s market capitalization. The Company’s review of these calculations is being conducted with the aid of outside, independent consultants. Note that any write-down in goodwill incurred will be a non-cash charge. Information on such write-down will be forthcoming as soon as the analyses are concluded and the quarterly report on Form 10-Q is issued.

The Company, in the interim, is providing this information to allow investors to better understand the current performance of the Company’s continuing school operations. The Company announced that in the second quarter ended December 31, 2002, it achieved an EBITDA (earnings before income taxes, depreciation and amortization) of $3.2 million (excluding any potential SFAS 142 adjustment, the write-off of merger related expenses and results of discontinued operations) on revenue of $40.5 million. Chart A is the Company’s pro forma income statement showing the financial performance of NLCI’s school operations less the aforementioned three excluded charges.

The Company also stated that it has offered Knowledge Universe two out of three positions on the slate of directors to be nominated at the Company’s annual meeting on April 2, 2003. Knowledge Universe has yet to confirm their acceptance and nominees for these positions. The Company also discussed with Knowledge Universe its short-term strategic plan concept to strengthen the foundation of NLCI’s future growth and increases in profitability.

The Company’s strategic plan concept includes the establishment of a new division (Asset Management Division) into which the Company will transfer its under-performing and/or mature, declining schools. These schools will be held for disposition; i.e., to be sold or closed, and the Company expects that the resulting charges will be recorded as part of discontinued operations. The remaining schools within the ongoing operations of the Company will represent the foundation for future earnings growth. The Company in the second quarter and again in the third quarter have or will record any non-cash goodwill write-downs related to these schools held for disposition, currently estimated to be only a small portion of the Company’s total school portfolio.

The Company stated that revenue in the second quarter was up 3% versus the same period last year, and that since September 2002, net enrollments have increased at a faster pace than in the previous year, even though the recession has had a dampening effect on the industry’s growth in general.

Capital infusion talks continue with several potential investors. The capital being sought would be used to reduce debt and support growth initiatives and internal capital improvement requirements. This will be a major area of concentration by the new Board in addition to upgrading the portfolio of base schools.

Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

Nobel Learning Communities, Inc.

Pro Forma Statement of Income

For the Three Months Ended December 31, 2002

Before potential SFAS 142 adjustment, merger related expenses and results of discontinued operations

Unaudited

(dollars in thousands)

	Dec. 2002	% rev
Revenues	$40,476	100.0%
Operating expenses	35,745	88.3%

School operating profit	4,731	11.7%
General and administrative expenses	3,005	7.4%

Operating income	1,726	4.3%

Interest expense	817	2.0%
Other expense (income)	(4)	0.0%
Minority interest in earnings	6	0.0%

Income before taxes	907	2.2%
Income tax expense	372

Net income from continuing operations	$535	1.3%

Earnings per share	$0.07
EBITDA	$3,220	8.0%

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